REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and
Shareholders of Ibex Technologies, Inc.

We have audited the accompanying balance sheets of Ibex Technologies, Inc. as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ibex Technologies, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.






Sacramento, California
July 31, 1996, except as to Note 14,
 which the date is August 16, 1996



                             IBEX TECHNOLOGIES, INC.
                                 BALANCE SHEETS
                        as of December 31, 1995 and 1994




                                                                                           1995           1994
                                                                                           ----           ----
                                        ASSETS


Current assets:
Cash                                                                                    $  138,194     $   89,815
Accounts receivable, net of allowance for doubtful accounts of $14,603 and
$21,527 in 1995 and 1994, respectively, and allowance for sales returns of $30,000 and $45,158 in 1995 and 1994, respectively
                                                                                           542,757        583,501
Inventories                                                                                 41,030         43,835
Prepaid income taxes                                                                        44,657
Prepaid expenses and other current assets                                                   34,346         25,840
Deferred income taxes                                                                       71,086         74,007
                                                                                          ---------      ---------
         Total current assets                                                              872,070        816,998
Property and equipment, net                                                                114,027        116,991
                                                                                          ---------      ---------
        Total assets                                                                   $   986,097     $  933,989
                                                                                          =========      =========

                         LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
Bank line of credit                                                                     $       --     $   27,700
Notes payable                                                                               75,000             --
Accounts payable                                                                            49,237         39,327
Accrued liabilities                                                                         14,052         15,501
Income taxes payable                                                                            --        108,682
Accrued wages                                                                                   --         23,776
Accrued vacation                                                                            43,499         32,581
Deferred revenue                                                                            97,387         70,374
                                                                                          ---------      ---------
         Total current liabilities                                                         279,175        317,941
Deferred income taxes                                                                        6,580          8,161
                                                                                          ---------      ---------
         Total liabilities                                                                 285,755        326,102
                                                                                          ---------      ---------

Commitments (Note 4)

Preferred stock, no par value:
Authorized:  5,000,000 shares
Issued and outstanding:  48,035 shares in 1995 and  1994
(liquidation preference of $300,219)                                                       300,219        300,219
Common stock, no par value:
Authorized:  10,000,000 shares
Issued and outstanding:  138,016 in 1995 and 132,150 shares in 1994                         89,574         56,250
Retained earnings                                                                          310,549        251,418
                                                                                          ---------      ---------


         Total shareholders' equity                                                        700,342        607,887
                                                                                          ---------      ---------

         Total liabilities and shareholders' equity                                     $  986,097     $  933,989
                                                                                          =========      =========
The accompanying notes are an integral part of these financial statements.



                             IBEX TECHNOLOGIES, INC.
                            STATEMENTS OF OPERATIONS
                 for the years ended December 31, 1995 and 1994


                                                    1995                   1994


Net sales                                 $    3,091,397         $    2,707,822

Cost of sales                                    731,904                691,058
                                           --------------         --------------

Gross profit                                   2,359,493              2,016,764
                                           --------------         --------------
Operating expenses:
Research and development                         647,654                431,782
Sales and marketing                            1,391,073                988,295
General and administrative                       262,297                255,734
                                           --------------         --------------
Total operating expenses                       2,301,024              1,675,811
                                           --------------         --------------
        Operating  income                         58,469                340,953
Other  income (expense), net                      (4,276)                (8,322)
                                           --------------         --------------
Income before provision for income taxes          54,193                332,631
Provision (benefit) for income taxes              (4,938)               120,798
                                           --------------         --------------
         Net income                       $       59,131         $      211,833
                                           ==============         ==============



                             IBEX TECHNOLOGIES, INC.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 for the years ended December 31, 1995 and 1994

   The accompanying notes are an integral part of these financial statements.









                                                Preferred Stock           Common Stock
                                            -----------------------    ----------------------
                                                                                                  Retained
                                            Shares        Amount       Shares        Amount       Earnings        Total
                                            --------     ----------    --------     ---------     ---------     ----------

Balances, January 1, 1994                    48,035      $ 300,219     132,150      $ 56,250      $ 39,585      $ 396,054

         Net  income                             --             --          --            --       211,833        211,833
                                           --------      ---------    --------      --------      --------      ---------

Balances, December 31, 1994                  48,035        300,219     132,150        56,250       251,418        607,887

         Issuance of common stock                --             --       5,866        33,324            --         33,324

         Net income                              --             --          --            --        59,131         59,131
                                           --------      ---------    --------      --------      --------      ---------

Balances, December 31, 1995                  48,035      $ 300,219     138,016      $ 89,574      $310,549      $ 700,342
                                           --------      ---------    --------      --------      --------      ---------





                             IBEX TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS
                 for the years ended December 31, 1995 and 1994

   The accompanying notes are an integral part of these financial statements.





                                                                                         Year Ended December 31,
                                                                                      -----------------------------
                                                                                            1995             1994
                                                                                            ----             ----
Cash flows from operating activities:
Net income                                                                           $     59,131     $    211,833
Adjustments to reconcile net income  to net cash provided by operating activities:
Depreciation                                                                               36,596           25,591
Deferred tax provision                                                                      1,340          (17,964)
Loss on disposition of property and equipment                                              12,488               --
Allowance for doubtful accounts and sales returns                                         (22,082)          36,675
Research and development expenses paid by issuance of stock and a note                    177,969               --

Changes in assets and liabilities:
Accounts receivable                                                                        62,826         (281,876)
Inventories                                                                                 2,805          (29,587)
Prepaid taxes                                                                             (44,657)             150
Prepaid expenses and other current assets                                                  (8,506)         (12,957)
Accounts payable                                                                            9,910          (13,166)
Income tax payable                                                                       (108,682)         100,038
Accrued liabilities                                                                        (1,449)          14,129
Accrued wages                                                                             (23,776)          23,776
Accrued vacation                                                                           10,918           11,936
Deferred revenue                                                                           27,013           50,560
                                                                                      ------------      -----------

Net cash provided by operating activities                                                 191,844          119,138
                                                                                      ------------      -----------

Cash flows from investing activities:
Acquisition of property and equipment                                                     (46,120)         (53,661)
                                                                                      ------------      -----------

Net cash used in investing activities                                                     (46,120)         (53,661)
                                                                                      ------------      -----------

Cash flows from financing activities:
Repayment of notes payable                                                                (75,000)              --
Proceeds from bank lines of credit                                                        102,000               --
Repayment of bank line of credit                                                         (129,700)              --
Proceeds from issuance of common stock                                                      5,355               --
                                                                                      ------------      -----------

Net cash provided by (used in) financing activities                                       (97,345)              --
                                                                                      ------------      -----------

Net increase  in cash                                                                      48,379           65,477
Cash at beginning of period                                                                89,815           24,338
                                                                                      ------------      -----------

Cash at end of period                                                                $    138,194     $     89,815
                                                                                      ============      ===========

Supplemental information:
Cash paid during the period for:
Interest                                                                             $      7,721     $      3,682
Income taxes                                                                              147,071           38,724
Noncash  activities:
         Issuance of a note and common stock for purchase of development rights
         for a software  product                                                          177,969
         Sales  of software  products in exchange for computer software,
         marketing, advertising and telephone services                                     59,054           23,531




                             IBEX TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Business and Organization of the Company:

     Ibex Technologies, Inc. (the Company) designs, develops, and markets fax-on-demand software systems. The Company distributes its products primarily through its direct sales force, master distributors and various value-added resellers to end users and service providers in North America, Europe and Asia.


2. Summary of Significant Accounting Policies:

                                Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        Certain Risks and Concentrations

     Financial instruments that potentially subject the Company to concentrations of credit risks comprise, principally, cash and trade accounts receivable. At December 31, 1995, the Company had on deposit approximately $222,000, including amounts representing outstanding checks, at an established financial institution and has not experienced any losses relating to its bank deposits. These deposits are federally insured to the extent of $100,000.

     Ongoing customer credit evaluations are performed by the Company, and collateral is not required. The Company maintains allowances for potential returns and credit losses, and such returns and losses have generally been within management's expectations. One customer accounted for 42% and 12% of accounts receivable and sales at December 31, 1995. Two customers accounted for 39% of accounts receivable at December 31, 1994.

                             IBEX TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

2.   Summary of Significant Accounting Policies, continued:

     The Company's products include components subject to rapid technological change. Significant technological change could adversely affect the Company's operating results and subject the Company to returns of product and inventory losses. While the Company has ongoing programs to minimize the adverse effect of such changes and consider technological change in estimating its allowances, such estimates could change in the future.

                                   Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market.

                             Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally five to ten years.

                           Software Production Costs

     Costs related to the conceptual formulation and design of software products are expensed as research and development while costs incurred subsequent to establishing technological feasibility of software products are capitalized until general release of the product. Generally, technological feasibility is established upon completion of a working model. Costs incurred subsequent to such point have not been significant in 1995 or 1994, and all such costs have been expensed.

                               Revenue Recognition

     Product revenue is recognized upon shipment provided no significant vendor obligations remain and collection of the resulting receivable is deemed probable by management. Provisions for estimated product returns are recorded at the time products are shipped. Revenue earned on service contracts is recognized proratably over the term of the contract.


                                Advertising Costs

     Advertising costs, included in sales and marketing expenses, are expensed as incurred and were $223,630 and $178,291 in 1995 and 1994, respectively.

                          Foreign Currency Translation

     Foreign currency gains and losses related to international sales, which have not been material, are reported in the statement of operations.

                                  Income Taxes

     The Company uses the liability method of accounting for income taxes. Deferred income taxes are recorded based on the difference between financial statement and income tax bases of assets and liabilities and available loss or credit carry forwards.

                              Recent Pronouncements

     During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's year ending December 31, 1996. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

     During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation" which establishes a fair value based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company intends to continue to account for employee purchase rights and stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees" and will be required to provide additional disclosures in the financial statements for the year ended December 31, 1996.

                             IBEX TECHNOLOGIES, INC.
                    NOTES TO FINANCIAL STATEMENTS, Continued

3.   Property and Equipment:
                                                           December 31,
                                                   -----------------------------
                                                        1995             1994
                                                        ----             ----
Purchased software                                $      9,592     $     36,887
Computer equipment                                     131,873          119,240
Office equipment                                        41,586           20,911
                                                   ------------      -----------
                                                       183,051          177,038
Less accumulated depreciation                           69,024           60,047
                                                   ------------      -----------
                                                  $    114,027     $    116,991
                                                   ============      ===========



4.   Commitments

     The Company leases its facilities and office equipment under operating leases with initial or remaining noncancelable lease terms in excess of one year. Future minimum payments under noncancelable operating leases as of December 31, 1995, are as follows:


              1996                                    $   70,680
              1997                                        33,416
              1998                                         4,236
              1999                                           503


     Rent expense, including the facility lease and equipment rental, was approximately $51,000 and $35,000 for 1995 and 1994, respectively.


5.   Bank Line of Credit:

     The Company has a $250,000 line of credit which expired on July 26, 1996. Borrowings under this line of credit agreement are collateralized by all inventory of the Company and bear interest at the bank's prime rate plus 2% (10.50% at December 31, 1995). As of and during the year ended December 31, 1995, there were no borrowings under this line of credit agreement. The line of credit agreement contains certain financial covenants including minimum levels of tangible net worth, working capital and debt service ratios.

6.   Notes Payable:

     In 1995, the Company purchased exclusive license and development rights for a software product, in exchange for 4,475 shares of its common stock at an estimated fair value of $27,969 and a non-interest bearing note payable for $150,000. The note, which is not collateralized, is payable in installments of $25,000, with the first payment due on March 17, 1995, the second payment due July 1, 1995 and quarterly thereafter.


7.   Preferred Stock:

     The Company has 5,000,000 shares of no par value preferred stock authorized. As of December 31, 1995 and 1994, 48,035 shares are issued and outstanding. The preferred stock is convertible into common stock (by formula) (i) at the option of the preferred stockholder at any time after the date of issuance, or (ii) automatically in the case of a public offering of not less than $8,000,000. The preferred stock provides for non-cumulative preferential dividends of $.50 per year, and additional dividends may be declared by the Board of Directors. The holders of preferred stock are entitled to vote, and have the number of votes equal to the number of common shares into which their shares are convertible. The preferred shares have liquidation preference for $6.25 per share, and are entitled to participate in the distribution of the remaining assets of the Company.


8.   Stock Option Plan:

     In August 1996, the Board of Directors and the shareholders of the Company ratified the 1992 Stock Option Plan which reserves a maximum of 20,000 shares of authorized but unissued common stock for the issuance upon exercise of nonstatutory stock options granted to employees, non-employee directors and consultants of the Company. The options are issued at fair market value as determined by the Board of Directors. The vesting period and exercise term are determined by the Board of Directors at the time the options are granted. The options outstanding at December 31, 1995 vest over a three-year period, have an exercise term of ten years, and exercise prices between $3.85 and $13.75 per share.

     The following options were granted and exercised during the years ended December 31, 1995 and 1994:


Balance at January 1, 1994                           8,563

Granted:
Exercise price of $6.25                              3,200
                                                 ----------

Balance at December 31, 1994                        11,763

Granted:
Exercise price of $6.25                              2,500
Exercise price of $13.75                               300

Exercised at $3.85 per share                        (1,391)
                                                 ----------

Balance at December 31, 1995                        13,172
                                                 =========


    The following options were outstanding at December 31, 1995 and 1994:

                                                        1995          1994
                                                        ----          ----


Vested:
Exercise price of $3.85                                4,172         5,563
Exercise price of $6.25                                3,398         1,332


Nonvested:
Exercise price of $6.25                                5,302         4,868
Exercise price of $13.75                                 300
                                                     ----------    ----------


Total options outstanding at
December 31                                           13,172        11,763
                                                     ==========    ==========

9.  Income Taxes:

    The income tax provision consists of the following:

                                       Year ended December 31,
                                       -----------------------
                                        1995              1994
                                        ----              ----

Current tax expense (benefit):
Federal                             $  (4,113)     $     109,204
State                                  (2,165)            29,558
Deferred tax expense (benefit)          1,340            (17,964)
                                     -----------      ------------
                                    $  (4,938)     $     120,798
                                     ===========      ============


     A reconciliation between the Company's effective rate and the federal statutory rate is as follows:

                                          Year ended December 31,
                                        -----------------------------
                                          1995                1994
                                          ----                ----

Federal tax at statutory rate              34.0  %            34.0  %
Permanent difference due to non-
deductible expenses                         9.9                1.3
State taxes, net of federal benefit        (6.1)               6.1
Research and development credits          (29.1)              (6.8)
Other                                       1.2                1.7
Effect of graduated tax rates             (19.0)                --
                                       ----------        -----------

                                           (9.1) %            36.3  %
                                       ==========        ===========

     The components of the net deferred tax assets and liabilities are as follows:


                                              1995              1994
                                              ----              ----

Accounts receivable allowances        $     19,313      $     28,871
Deferred revenue                            42,169            30,472
Other liabilities                           14,393            10,525
State income taxes                              --             4,139
                                        -----------      ------------
Total deferred tax assets             $     75,875      $     74,007
                                        ===========      ============

Depreciation                          $      6,580       $     8,161
State income taxes                           4,789                --
                                        -----------      ------------
Total deferred tax liabilities        $     11,369      $      8,161
                                        ===========      ============


     It is management's opinion that the deferred tax assets will be realized through operations and that no valuation allowance is necessary.


10.  Major Customers and Segment Information:

     The Company operates in one industry segment and develops, markets and supports network enhancement products.

     The Company's export revenues are all denominated in U.S. dollars, and are summarized as follows:



                                                   Year ended December 31,
                                                -----------------------------
                                                    1995              1994
                                                    ----              ----


Europe                                         $   361,953      $    110,649
Asia                                               117,474                --
Canada                                             438,290           570,698
                                                -----------      ------------
                                               $   917,717      $    681,347
                                                ===========      ============

11. Contingency:

     The Company is a defendant in a legal action. While the outcome cannot be determined at this time, management is of the opinion that the liability, if any, resulting from this legal action will not have a material effect on the Company's financial position, results of operations or cash flows.


12. Fair Value of Financial Instruments:

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                                      Cash

     The carrying amount approximates fair value.

                               Accounts Receivable

     The carrying value of the Company's receivables is assumed to approximate fair value due to their short-term maturities.

                                  Notes Payable

     The Company's notes payable consists of a non-interest bearing note payable to another software company. There is no established market and it is not practicable to estimate the fair value of this financial instrument.


13.  Non-Monetary Transactions:

     The Company supplies its software at the current list price to customers in exchange for computer software, marketing, advertising and telephone services. Total revenue recorded in exchange for a corresponding value of services received during the years amounted to $59,054 and $23,531 in 1995 and 1994, respectively.

14.  Subsequent Events:

     On August 12, 1996, the Company entered into an agreement to merge with another company. Pursuant to the terms of the merger agreement, each share of common and preferred stock of the Company will be converted into common stock of Castelle, a manufacturer of fax and print server devices, based upon a formula using the market price for Castelle at the date of closing.

                             IBEX TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                      -----

                              ASSETS                                      June 30,        December 31,
                                                                            1996              1995
                                                                         (unaudited)
Current assets:
Cash                                                                $             279  $             138
Accounts receivable, net of allowance for doubtful accounts of                    929                543
$15 in 1996 and 1995
Inventories                                                                        36                 41
Prepaid income taxes                                                               44                 45
Deferred income taxes                                                              65                 71
Prepaid expenses and other current assets                                           5                 34
                                                                        --------------   ----------------
Total current assets                                                            1,358                872

Property plant and equipment, net                                                 126                114
                                                                        --------------   ----------------
Total assets                                                        $           1,484  $             986
                                                                        ==============   ================

                           LIABILITIES
Current liabilities:
Notes payable                                                       $              25  $              75
Accounts payable                                                                  135                 49
Accrued liabilities                                                                58                 14
Income taxes payable                                                              123
Accrued vacation                                                                   44                 44
Deferred revenue                                                                  145                 97
                                                                        --------------   ----------------
Total current liabilities                                                         530                279

Deferred income taxes                                                              30                  7
                                                                        --------------   ----------------
Total liabilities                                                                 560                286

                       SHAREHOLDERS' EQUITY
Preferred stock, no par value:
Authorized: 5,000
Issued and outstanding: 48 in 1996 and 1995                                       300                300
Common stock, no par value:
Authorized:  10,000 shares
Issued and outstanding:  138 shares in 1996 and 1995                               90                 90
Retained earnings                                                                 534                310
                                                                        --------------   ----------------

Total shareholders' equity                                                        924                700
                                                                        --------------   ----------------

Total liabilities and shareholders' equity                          $           1,484  $             986
                                                                        ==============   ================


     The accompanying notes are an integral part of these financial statements

                             IBEX TECHNOLOGIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                  YEAR-TO-DATE
                      (in thousands, except per share data)



                                                                 1996                               1995
                                                              (unaudited)                        (unaudited)

Net sales                                          $                         2,075   $                           1,393

Cost of sales                                                                  444                                 355
                                                     ------------------------------    --------------------------------

Gross profit                                                                 1,631                               1,038
                                                     ------------------------------    --------------------------------

Operating expenses:

Research and development                                                       342                                 418

Sales and marketing                                                            760                                 660

General and administrative                                                     153                                 129
                                                     ------------------------------    --------------------------------

Total operating expenses                                                     1,255                               1,207
                                                     ------------------------------    --------------------------------

Operating income (loss)                                                        376                               (169)

Other income  (expense), net                                                    10                                 (5)
                                                     ------------------------------    --------------------------------

Income (loss)before provision for income taxes                                 386                               (174)

Provision for (benefit from) income taxes                                      162                                (21)
                                                     ------------------------------    --------------------------------

Net income                                         $                           224   $                           (153)
                                                     ==============================    ================================

Net income per share                               $                          1.11   $                          (1.13)
                                                     ==============================    ================================

Shares used in per share calculation                                           201                                 135
                                                     ==============================    ================================



     The accompanying notes are an integral part of these financial statements

                             IBEX TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             6 MONTHS ENDED JUNE 30,        6 MONTHS ENDED JUNE 30,
                                                                      1996                          1995
                                                                   (unaudited)                   (unaudited)
Cash flows from operating activities:
Net income (loss)                                         $                      224   $                       (153)
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation                                                                      18                             18
Deferred tax provision                                                            29
Allowance for doubtful accounts and sales returns                                                               (30)
Research and development expenses paid by issuance of                                                           178
stock and a note
Changes in assets and liabilities:
Accounts receivable                                                             (386)                           156
Inventories                                                                        5                             23
Prepaid income taxes                                                               1
Prepaid expenses and other current assets                                         29                            (58)
Accounts payable                                                                  86                              2
Accrued liabilities                                                               44                              5
Accrued vacation                                                                                                  6
Income taxes payable                                                             123                           (109)
Deferred revenue                                                                  48                              5
                                                             ------------------------     --------------------------

Net cash provided by operating activities                                        221                             43
                                                             ------------------------     --------------------------

Cash flows from investing activities:
Acquisition of property and equipment                                            (30)                           (29)

Cash flows from financing activities:
Repayment of notes payable                                                       (50)                           (25)
Bank line of credit, net                                                                                         42
Proceeds from issuance of common stock                                                                            6
                                                             ------------------------     --------------------------

Net cash provided by (used in) financing activities                              (50)                            23
                                                             ------------------------     --------------------------

Net increase in cash and cash equivalents                                        141                             37

Cash and cash equivalents at beginning of period                                 138                             90
                                                             ------------------------     --------------------------

Cash and cash equivalents at end of period                $                      279   $                        127
                                                             ========================     ==========================


     The accompanying notes are an integral part of these financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     1. Basis of Presentation

     The accompanying unaudited financial statements include the accounts of the Company and have been prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows at the dates and for the periods indicated have been included. The results of operations for the interim period presented are not necessarily indicative of the results for the year ending December 31, 1996. Because all of the disclosures required by generally accepted accounting principles are not included in the accompanying consolidated financial statements, they should be read in conjunction with the audited consolidated financial statements and related notes included in the Company's Annual Report.


     2. Net Income Per Share

     Net income per share is based upon the weighted average number of common and common equivalent shares outstanding. Common equivalent shares and options are included in the per share calculation where the effect of their inclusion would be dilutive.


     3. Inventories

     Inventories are stated at the lower of cost (which approximates cost on a first-in, first-out basis) or market.

                          JUNE 30,                     DECEMBER 31,
                            1996                           1995

Finished goods      $               36           $                  41
                       ===============             ===================